EXHIBIT 10.10

                            EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT (this "Agreement") dated as of November 15, 1996, between F&M Bancorp, a Maryland corporation and bank holding company, Home Federal Savings Bank, a federally-chartered savings bank (the "Bank"), and Celia S. Ausherman (the "Executive").
In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Bank and the Executive agree as follows:

1. Employment. (a) The Bank will employ the Executive and the Executive accepts employment by the Bank on the terms and conditions herein contained.
(b) The period during which the Bank will employ the Executive (the "Employment Period") shall commence on the Effective Date of the merger of Home Federal Corporation with and into F&M Bancorp (the "Merger") as defined in
Section 1 of the Plan and Agreement to Merge dated as of April 2, 1996 by and among F&M Bancorp and Home Federal Corporation (the "Plan"). The effectiveness of this Agreement is conditioned upon the completion of the Merger pursuant to the Plan.
(c) The Employment Period shall continue until and shall cease and terminate upon the earlier of (i) the close of business on the day which is three years after the Effective Date of the Merger or (ii) the death or substantially total disability of the Executive; provided, however, that the Executive may terminate this Agreement at any time without liability except pursuant to paragraphs 4, 12 and 13 hereof, and without relinquishing or forfeiting executive's rights under paragraphs 7 and 13.

2. Duties and Functions. (a) During the Employment Period, the Executive shall exercise authority and perform executive duties as the Senior Vice President and Secretary of the Bank, and shall perform such additional duties, as may be assigned or delegated to her from time to time, by the Board of Directors of the Bank.
(b) During the Employment Period, the Executive will (i) devote her full time and efforts to the business of the Bank and will not engage in consulting work or any trade or business for her own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of her duties hereunder in any way and (ii) accept such office or offices to which she may be elected by the Board of Directors of the Bank; provided that the performance of the duties of such office or offices shall be consistent with the scope of the duties provided for in subparagraph (a) of this paragraph 2.

3. Compensation. (a) As compensation for her services hereunder, the Bank agrees to pay the Executive a salary at the rate of at least $53,000 per annum, payable in equal monthly installments, or on such other periodic basis as may be mutually agreed upon, subject to normal policies of the Bank as to salary payments or suspensions thereof during periods of disability. Such salary and the Executive's performance shall be subject to normal periodic review by the Bank's board of directors at least annually for increases in salary, based on corporate policy and contributions to the enterprise. Such review shall be documented in the minutes of the board of directors' meetings.
(b) In addition to her salary provided by the foregoing, the Executive shall be entitled to receive benefits under any bonus, profit-sharing, retirement, group life, disability, sickness, accident or health insurance programs of the Bank (or under any such programs in which employees of the Bank are eligible to participate) which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Bank (or any program in which employees of the Bank are eligible to participate), as and to the extent any such programs are or may from time to time be in effect. The Executive shall be entitled to reasonable vacations and sick leave, as may be established by Bank policy.
(c) The Bank will reimburse the Executive for all authorized expenses properly incurred by her in the performance of her duties hereunder.

4. Competition; Confidential Information. The Executive and the Bank recognize that due to the nature of her employment, and her relationship with the Bank, the Executive has had and will have access to, and has acquired and will acquire, and has assisted and will assist in developing, confidential and proprietary information relating to the business and operations of the Bank and its affiliates, including, without limiting the generality of the foregoing, information with respect to their present and prospective services, systems, clients, customers, agents, and sales and marketing methods. The Executive acknowledges that such information has been and will be of central importance to the Bank's business and that disclosure of it to or its use by others could cause substantial loss to the Bank. The Executive and the Bank also recognize that an important part of the Executive's duties will be to develop good will for the Bank through her personal contact with the Bank's clients, and that there is a danger that this good will, a proprietary asset of the Bank, may follow the Executive if and when her relationship with the Bank is terminated. The Executive accordingly agrees as follows:
(a) The Executive agrees that, upon termination of her employment hereunder prior to the expiration of the stated Employment Period provided in paragraphs 1(b) and (c), for any reason other than (i) for termination by the Bank without cause or (ii) for termination after a Change in Control, as provided for in paragraph 6:
     (i) The Executive will not directly or indirectly accept employment in Frederick or Washington County, Maryland with any other banking institution or affiliate thereof for a period of two years from the date of such termination, or in connection with any subsequent employment outside of Frederick or Washington County, Maryland solicit any of the banking business of clients or customers of the Bank or any of its affiliates in Frederick or Washington County, Maryland, at the time of said termination for a period of two years from the date of such termination.
     (ii) The Executive will not in connection with any subsequent employment outside of Frederick or Washington County, Maryland directly or indirectly solicit the banking business of any potential client who had been identified and discussed as such within the Bank by the time of such termination for a period of two years from such termination. In the event that the Executive violates the provisions of this subparagraph without knowledge of such violation, upon notice from the Bank informing her of the nature of such violation, the Executive shall immediately terminate any actions which constitute such violation.
(b) After the end of the Employment Period, the Executive shall not retain copies of any documents (including without limitation customer lists) containing any such trade secrets or confidential or proprietary information of the Bank or its affiliates.
(c) It is understood and agreed by the parties hereto that nothing herein shall restrict or limit in any way the Executive from any of the following activities at any time following a termination of Executive's employment hereunder: (i) the practice of law or accounting, including the representation of banking institutions and their affiliates, without restriction as to their location; (ii) provision of professional services relating to real estate brokerage, real estate consultation or problem asset consultation, including the representation of banking institutions and their affiliates, without restriction as to their location; (iii) provision of professional services as a consultant or adviser for any banking institution or affiliate, including relating to the development and implementation of policies and procedures dealing with or related to problem assets, asset classification, asset review, real estate lending, and legal and accounting matters, without restriction as to their location.
(d) It is recognized that damages in the event of breach of any provision of this paragraph 4 by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Bank, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach; and the Executive hereby waives any and all defenses she may have on the ground of the lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Bank may have.

5. Termination for Cause. Nothing in this Agreement shall be construed to prevent the Bank from terminating the Executive's employment hereunder and the Employment Period at any time, for cause. As used in this Agreement: (i) a termination for cause shall mean a termination for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order, after notice and an opportunity to cure the alleged breach, or a material breach by the Executive of any agreement on her part made herein; and any such termination shall not be construed a breach of this Agreement by the Bank; and (ii) a termination by the Bank without cause shall mean any termination by the Bank prior to the end of the Employment Period for reasons other than as specified in clause (i).

6.     Termination upon a Change in Control.
(a) This Agreement shall terminate, and the Bank or any successor corporation to the Bank shall pay the Executive the amount provided in paragraph 7(a), if:
     (i) After a Change in Control, the Bank or any successor corporation of the Bank breaches any provision of this Agreement, including, without limitation, a reduction in the Executive's total compensation from that provided in paragraph 3, or a significant reduction in the nature or scope of the duties and functions of the Executive from those contemplated in paragraph 2; or
     (ii) After a Change in Control, the Executive is relocated by the Bank without her express written consent to perform the services and duties required by this Agreement at any place outside Washington County, Maryland; or
     (iii) After a Change in Control, any successor corporation of the Bank does not agree to assume the obligations of the Bank under this Agreement.
(b) A "Change in Control," as used in this Agreement, shall be deemed to have occurred when:
     (i) Acquisition by a person, or by persons acting in a group, of securities of the Bank, or of F&M Bancorp, representing 25% or more of the combined voting power of the then outstanding voting securities of the Bank or of F&M Bancorp; or
     (ii) A change in the membership of the Board of Directors of the Bank, or of F&M Bancorp, such that during any period of two consecutive years, individuals who at the beginning of such period constituted such Board of Directors ceased for any reason to constitute at least a majority thereof unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
     (iii) The consummation of the Merger in accordance with the terms of the Plan shall not constitute a "Change of Control" for purposes of this Agreement.

7.     Severance Payments.
(a) If the Executive terminates her employment during the Employment Period within twelve months after a Change of Control pursuant to paragraph 6, or is terminated by the Bank, during the Employment Period after a Change in Control pursuant to paragraph 6, the Bank will pay the Executive, in lieu of any amounts payable under paragraph 3, an amount equal to three times the sum of
(i) the Executive's average annual base salary for the five years immediately before the Change in Control and (ii) the average of the bonuses paid to the Executive over the five years immediately before the Change in Control (including years in which no bonus was awarded). Such payment shall be made in 36 equal monthly installments, beginning on the first day of the month following the month during which this Agreement is terminated.
(b) If this Agreement is terminated within one year after the Effective Date of the Merger by the Executive, or by the Bank for any reason other than for cause (as defined in paragraph 5), the Bank will pay the Executive, in lieu of any amounts payable under paragraph 3, an amount equal to three times the sum of (i) the Executive's average annual base salary for the five years immediately before such termination and (ii) the average of the bonuses paid to the Executive over the five years immediately before such termination (including years in which no bonus was awarded). Such payment shall be made in equal monthly installments for the remainder of the Employment Period, beginning on the first day of the month following the month during which this Agreement is terminated.
(c) If the Executive is terminated by the Bank without cause (as defined in paragraph 5), more than one year after the Effective Date of the Merger but before the expiration of the Employment Period, the Bank will pay the Executive, in lieu of any amounts payable under paragraph 3, an amount equal to
(i) two times the sum of (x) the Executive's average annual base salary for the five years immediately before such termination and (y) the average of the bonuses paid to the Executive over the five years immediately before such termination (including years in which no bonus was awarded) multiplied by (ii) a fraction, the numerator of which shall be the number of months remaining in the Employment Period, rounded down to the nearest whole month, and the denominator of which shall be 24. Such payment shall be made in equal monthly installments for the remainder of the Employment Period, beginning on the first day of the month following the month during which this Agreement is terminated.
(d) If the Executive remains employed by the Bank and exercises authority and performs executive duties as its Senior Vice President and Secretary for the remainder of the Employment Period and is terminated after the expiration of the Employment Period, the Executive will be entitled to such severance payments and post-employment benefits as may be available to the Executive under such employment policies of the Bank as may then be in effect.

8. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

9. Entire Agreement. This Agreement contains the entire understanding of the Executive, the Bank and any affiliate of the Bank, including Home Federal Corporation, with respect to employment of the Executive and supersedes any and all prior understandings, written or oral between the Executive, the Bank and any affiliate of the Bank, including Home Federal Corporation. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing; and shall be governed by the laws of Maryland.

10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to all Savings Associations, 12 C.F.R.
Section 563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement.
(a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA")(12 U.S.C. Section 1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. Section 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.
(c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.
(d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. Section 563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary): (i) by the Director of the OTS, or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
Section 13(c) of the FDIA (12 U.S.C. Section 1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

12. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

13. Obligation in Event of Regulatory Prohibition. In consideration for the Executive's execution of this Agreement and the relinquishing of the Executive's rights under her employment agreements dated March 21, 1996 with Home Federal Savings Bank and Home Federal Corporation, F&M Bancorp hereby guarantees the Executive that if any benefit or payment to which the Executive is otherwise entitled under this Agreement is disallowed or otherwise denied by any regulatory action or prohibition, F&M Bancorp shall pay the Executive any sums contemplated by this Agreement that the Bank shall be unable to pay or shall be prohibited from paying.

14. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof. Each of the parties hereby irrevocably submits to the jurisdiction of the Circuit Court of Washington County or any Federal court sitting in the State of Maryland for purposes of any controversy, claim or dispute arising out of or related to this Agreement and hereby waives any defense of an inconvenient forum and any right of jurisdiction on account of the place of residence or domicile. For the purpose of expediting the resolution of any such claim or dispute, the parties hereby waive trial by jury.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date first above written.

ATTEST/WITNESS:                    F&M BANCORP


/s/Mary Jo Renn                    By /s/Faye E. Cannon             (SEAL)
                                   Name:  Faye E. Cannon
                                   Title:  President and Chief Executive
Officer

ATTEST/WITNESS:                    HOME FEDERAL SAVINGS BANK (the "Bank")

/s/Celia S. Ausherman              By /s/Richard W. Phoebus         (SEAL)
                                   Name:  Richard W. Phoebus, Sr.
                                   Title:  President and Chief Executive
Officer

/s/Steven G. Hull                  /s/Celia S. Ausherman            (SEAL)
                                   Celia S. Ausherman (the "Executive")